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                                                                     Exhibit 4.1


                                     2000

                           STOCK PURCHASE AGREEMENT

  IN CONSIDERATION of the premises, and of the mutual promises and covenants herein contained, BDM, INC., a corporation organized and existing under the laws of the State of Delaware, U.S.A. (hereinafter called the "Company"), and (hereinafter called "Stockholder"), hereby agree effective as of the day of January, 2000, as follows:

  Section 1. Acquisition; Acknowledgments.   Pursuant and subject to the terms
and provisions set forth in this Stock Purchase Agreement (this "Agreement"), the Company agrees to issue to Stockholder, and Stockholder agrees to acquire from the Company, shares of the Common Stock of the Company (as defined in Section 3.7). In connection with such purchase, Stockholder hereby acknowledges certain matters.

  The Company has made available to Stockholder a Joint Proxy Statement/Private Placement Memorandum (the "Statement") and has given Stockholder the opportunity to review and study such material and ask any questions concerning such material and the terms and conditions of the offering of the Shares (as defined in Section 3.6) to Stockholder as Stockholder desired. Stockholder has read the Statement. The Company has also given Stockholder the opportunity to obtain additional information necessary to verify the accuracy of the information Stockholder received.

  Stockholder understands that the Shares are not being registered under the U.S. Securities Act of 1933 on the ground that the issuance and sale thereof do not involve any public offering. It is understood by Stockholder that, in reaching this conclusion and in consummating the issuance and sale of the Shares to Stockholder, the Company has relied and will rely upon the statements and agreements made by Stockholder in this Section 1.

  Stockholder acknowledges that the Shares can only be sold to the Company, except pursuant to Section 4.1 of this Agreement and then only if an exemption under federal and state law is available, or the Company registers the Shares.

 This Agreement contains no promise on the part of the Company to register the Shares.

  With respect to exemptions from registration, sales of the Shares may not be made by Stockholder in reliance upon the present rules providing exemptions from registration.

  In view of the foregoing and with knowledge of the matters outlined above, Stockholder hereby states and agrees that:

          (a) In connection with the offer and sale of the Shares, the Company has not delivered to Stockholder any form of general solicitation or general advertising, and to the best of Stockholder's knowledge no such solicitation or advertising was delivered to any other person in connection with an offer or sale of Shares pursuant to a similar agreement.

          (b) Stockholder is acquiring the Shares for Stockholder's account for investment and not with a view to any sale or distribution of all or any part thereof.

          (c) Stockholder will hold the Shares subject to all applicable provisions of federal and state securities laws and the rules and regulations promulgated thereunder, and will not at any time make any sale, transfer, pledge or other disposition of the Shares in contravention thereof.

          (d) Stockholder will make no sale, transfer, pledge or other disposition of the Shares other than as permitted by this Agreement, and unless and until (i) Stockholder has given the Company notice in writing of the proposed disposition and the circumstances surrounding the same and
     (ii) except for a Permitted Transfer described in Section 4.1(a) or (b), either (A) the Shares to be so disposed of shall have been registered under
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     federal and state securities law or (B) counsel acceptable to the Company shall have rendered a written opinion satisfactory to the Company to the effect that such registration is not required.

          (e) Stockholder has no questions concerning the Company, this Agreement or the Shares which have not been answered to Stockholder's satisfaction, and Stockholder has obtained all the information concerning these matters which Stockholder desired.

          (f) Stockholder's prior business experience in the advertising agency business has been sufficient so that Stockholder has the knowledge and experience necessary to evaluate the merits and risks of the acquisition of the Shares; and the Company has made reasonable inquiry of Stockholder in order to determine whether Stockholder has such knowledge and experience.

          (g) Stockholder is able to bear the economic risk of the investment in the Shares and can hold the Shares for an indefinite period of time.

          (h) A stop transfer order with respect to the Shares shall be placed by the Company on its books and records.

          (i) Stockholder is a bona fide resident of the state or country set forth on the signature page hereto.

  Section 2. Policy of the Company. It is the general policy of the Company to sell its Common Stock to persons who are full time employees of the Company or its subsidiaries or affiliates (collectively the "Companies") and to strategic partners.

  Section 3. Use of Terms. In this Agreement, the following terms shall have the meanings given to each of them below:

          Section 3.1 "Agreed Separation" means Stockholder's ceasing to be an employee of the Companies on terms which the Company, in its sole discretion, acknowledges in writing constitute an "Agreed Separation" for purposes of this Agreement.

          Section 3.2 "Cause" means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to any of the Companies or any of their clients, (ii) conduct tending to bring any of the Companies or any of their clients into substantial public disgrace or disrepute, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board or Stockholder's supervisor, (iv) gross negligence or willful misconduct with respect to any of the Companies or any of their clients or (v) any material breach of this Agreement or any written employment agreement between the Stockholder and any of the Companies which, if capable of being cured, is not cured within 15 days after written notice thereof to Stockholder.

          Section 3.3 A person is "Insolvent" when any of the following circumstances shall have occurred with respect to such person:

             (a) he/she is adjudicated a bankrupt;

             (b) he/she has a receiver in equity appointed for his/her property and the appointment of such receiver is not set aside within 90 days, or he/she requests or consents to the appointment of a receiver;

             (c) he/she has a trustee in reorganization appointed for his/her property and the appointment of such trustee is not set aside within 90 days;

             (d) he/she files a voluntary petition for bankruptcy, reorganization or arrangement;

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             (e) he/she files an answer admitting bankruptcy or insolvency, or agrees to a reorganization or arrangement;

             (f) he/she makes a general assignment for the benefit of his/her creditors;

             (g) he/she permits his/her Shares to be attached by legal process and such attachment is not set aside within 30 days; or

             (h) he/she permits or consents to the sale of his/her Shares pursuant to legal process or execution.

          Section 3.4 "Per Share Book Value" has the meaning given such term by
     Section 8 of this Agreement.

          Section 3.5 "Permanent Disability" or "Permanently Disability" shall mean the failure or inability of an individual to substantially perform his or her duties to the Company as a result of his or her mental or physical incapacity or disability for a period of at least 120 days, whether or not consecutive, within any 360 day period, as reasonably determined by the Company.

          Section 3.6 The "Shares" include the shares of Common Stock of the Company, if any, acquired by Stockholder (and certain trusts, where applicable) concurrently with the execution of this Agreement, and the shares of Common Stock of the Company hereinafter acquired by Stockholder (or such trusts), whenever and however acquired (including shares acquired upon termination of any voting trust), and any of the foregoing shares which Stockholder has transferred, or may hereafter transfer, to any person whether or not such transfer is a Permitted Transfer or a Prohibited Transfer (as defined in Section 4.2 of this Agreement), except any shares transferred by Stockholder, or any Transferee of Stockholder, to the Company.

          Section 3.7 The "shares of Common Stock of the Company" are the shares of the Common Stock of the Company, par value $0.01 per share; the term "shares of Common Stock of the Company" also includes divisible beneficial interests in any voting trust heretofore or hereafter established with respect to Common Stock of the Company, and references herein to shares of Common Stock of the Company shall be deemed to include a reference to beneficial interests in any such voting trust. The term "shares of Common Stock of the Company" also includes:

             (a) shares of the stock of any successor corporation to the Company or of any corporation into which the Company is merged or consolidated without regard to which corporation is the survivor and to shares of stock which the Company may receive and distribute if it sells all or substantially all of its assets for stock;

             (b) shares of any class of stock issued by the Company as a stock dividend on, or stock split of, or in exchange for shares subject to the terms and conditions of this Agreement, whether by way of reorganization, reclassification or other means.

          Section 3.8 "Stockholder" also includes the estate (and its executors or administrators) and the heirs and legatees of Stockholder wherever under this Agreement the death of Stockholder creates an obligation on the part of Stockholder.

          Section 3.9 A "Transferee" is any person other than the Company who acquires any Shares from Stockholder, whether the transfer to such person was a Permitted Transfer or a Prohibited Transfer, and any person who acquires any Shares from such Transferee, or a successor in title to such Transferee, including the trustee(s) of a trust to which is made a Permitted Transfer as defined in Section 4.1(a) of this Agreement and the person, or persons, to whom any Shares are transferred upon termination of any such trust. The term "Transferee" shall also include the estate (and its executors or administrators) and the heirs and legatees of a

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     Transferee wherever under this Agreement the death of a Transferee gives rise to an obligation on the part of a Transferee.

  Section 4. Permitted Transfers and Prohibited Transfers.   Neither Stockholder
nor any Transferee shall make, or cause or allow to be made, any Prohibited Transfer of any Shares. Stockholder, and any Transferee to whom any Shares were transferred pursuant to a Permitted Transfer, may make Permitted Transfers.

          Section 4.1 Permitted Transfers.   For purposes of this Agreement, a
     Permitted Transfer is any transfer upon the prior written express consent of the Company, which consent shall normally be granted for a transfer:

             (a) by Stockholder by way of gift to the spouse, children, grandchildren or parents of Stockholder ("Family Members") or to a partnership or a trustee of a trust (whether or not created by Stockholder) for the benefit of Family Members, or all or any one or more of the foregoing; provided the Family Members, general partner(s) of such partnership or trustee(s) of such trust, as the case may be, are obligated by the terms of the transfer instrument to comply with the terms and conditions of this Agreement, as amended from time to time by the Company and Stockholder, or the partnership agreement or trust instrument allows the general partner(s) or trustee(s) to accept gifts subject to such terms and conditions as are contained in this Agreement, as amended from time to time by the Company and Stockholder, and the gift is expressly made and accepted on those terms; and

             (b) to heirs and legatees upon the death of Stockholder; provided that the person or entity to whom the Shares are transferred agrees to be bound by the conditions and limitations of this Agreement; provided, further, that the failure of such person or entity to contract in writing to be bound by such conditions and limitations shall not be deemed to be a waiver of any of such conditions or limitations as to such person or entity or as to any of the Shares and such person or entity shall be bound by such conditions and limitations.

          Section 4.2 Prohibited Transfers. Any transfer by or from Stockholder, or by or from any Transferee (whether or not such Transferee acquired the Shares in connection with a Permitted Transfer as defined in Section 4.1 of this Agreement), other than a Permitted Transfer, is a "Prohibited Transfer", and without limiting the generality of the foregoing, Prohibited Transfers include any transfer of any Shares, or of any interest in any Shares, whether voluntarily or involuntarily made,

             (a) by way of sale, gift or other disposition;

             (b) by way of pledge or hypothecation or the creation of a security interest (except as consented to in writing by the Company);

             (c) by way of attachment, levy or lien;

             (d) in connection with insolvency;

             (e) in connection with a divorce, decree of separate maintenance or any other arrangement for the adjustment of marital rights;

             (f) into, or out of, joint tenancy, tenancy in common, or tenancy by virtue of community property or similar rights;

             (g) to any trustee, receiver, administrator, executor, custodian, or guardian of an estate or property; or

             (h) into any trust, or in any form the effect of which, expressly or constructively, would create a trust or a separation of the ownership of the Shares into legal interests and beneficial interests.

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          Section 4.3 Notice of Transfer.  Stockholder (or any Transferee) shall give the Company at least 30 days advance written notice of any proposed transfer of Shares by such Stockholder (or such Transferee).

          Section 4.4 Refusal to Register. If Stockholder or any Transferee requests the registration of transfer of any of the Shares, and the Company is not able to determine to its satisfaction that such transfer is a Permitted Transfer, the Company may refuse to register such transfer until the Company has received such assurances as it may require that such transfer is a Permitted Transfer. If no such assurances are forthcoming within a reasonable time, the terms of Section 5.3 of this Agreement shall be applicable. Stockholder (and each of his/her Transferees) hereby agrees to indemnify and save harmless the Company and its directors, officers, employees or agents from any claims or demands against the Company or its directors, officers, employees or agents arising out of, or in connection with, the refusal of the Company to register a transfer of the Shares. Stockholder (and each of his/her Transferees) further agrees that the Company shall not be responsible to any heirs, legatees, beneficiaries, partners, representatives or assigns for any loss, damage or expense suffered as the result of any action taken by the Company pursuant to the provisions of this Agreement.

  Section 5. Events Triggering an Option or a Sale. Upon the occurrence of any of the events specified in Section 5.1, 5.3 or 5.4 below, the Company shall have the option to buy the Shares from the owner, or owners, of the Shares, as the case may be. At the times specified in Section 5.2 or 5.5 below, the owner, or owners, of the Shares shall be deemed to have sold the Shares and the Company shall be deemed to have purchased the Shares from the owner, or owners, of the Shares. The date on which the Company exercises, or is deemed to exercise, its option under Section 5.1, 5.3 or 5.4 below, or the date on which a sale and purchase occurs under Section 5.2 or 5.5 below, is referred to as the "Applicable Event."

          Section 5.1 Insolvency of Stockholder or Owner of Shares. Upon the owner of any of the Shares becoming Insolvent, the Company shall have a continuing option to purchase the Shares owned by such person. Upon the owner of the Shares becoming Insolvent, such person shall notify the Company of the fact of such Insolvency. The time within which the Company may exercise its option pursuant to this Section shall begin to run upon receipt of such written notice or, if no such notice is received, when the Company has actual knowledge of the Insolvency. The terms and conditions of the sale shall be the terms and conditions provided in Sections 6 and 7 of this Agreement. The Closing of the sale shall be made pursuant to Section 9 of this Agreement. The date of the Applicable Event shall be the date on which the Company sends written notice to the owner of the Shares that the Company has exercised its option.

          Section 5.2 Stockholder Termination. Upon Stockholder's ceasing to be an employee of the Companies for any reason, the Shares held by Stockholder (and any Transferee) shall be subject to automatic repurchase by the Company on the terms provided in Sections 6 and 7 of this Agreement. The effective date of the repurchase shall be the date on which Stockholder's employment ceases; provided that if Stockholder's employment ceases by reason of (1) death or Permanent Disability, (2) termination by the Companies without Cause or (3) an Agreed Separation, then the effective date of the repurchase shall be the tenth anniversary of the date on which Stockholder's employment ceases. A Stockholder who is entitled to retain his/her Shares under the proviso in the preceding sentence is referred to as a "Continuing Holder" and the period from cessation of a Continuing Holder's employment to the tenth anniversary thereof is referred to as the "Ten Year Period."

          Section 5.3 Prohibited Transfer. Upon the occurrence of a Prohibited Transfer, and at all times thereafter, the Company shall have a continuing option to purchase the Shares transferred, or attempted to be transferred, in the Prohibited Transfer. The Company shall have exercised its option to purchase the Shares if the Company shall have sent written notice (the date of which notice shall be the date of the Applicable Event) to Stockholder, specifying a date for the Closing of the purchase, which shall be not later than 60 days after the date of the written notice sent by the Company. The terms and conditions of the sale shall be those provided in Sections 6 and 7 of this Agreement and the Closing shall be made pursuant to Section 9 of this Agreement.

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          Section 5.4 Breach of Certain Covenants.  If a Continuing Holder
     breaches his or her covenants under either Section 11 or Section 12 of this Agreement, then the Company shall have a continuing option to purchase the Shares owned by the Stockholder (and any Transferee). The Company shall exercise its option to purchase the Shares by sending written notice to such effect (the date of which notice shall be the date of the Applicable Event) to Stockholder, specifying a date for the Closing of the purchase, which shall be not later than 60 days after the date of the written notice sent by the Company. The terms and conditions of the sale shall be those provided in Section 6 and 7 of this Agreement and the Closing shall be made pursuant to Section 9 of this Agreement.

          Section 5.5 Put Right. At any time during the Ten Year Period, a Continuing Holder (or, following the death of a Continuing Holder, his/her Transferees, estate, heirs or legatees) may elect to cause the Company to repurchase all Shares held by them. The Continuing Holder (or his/her Transferees, estate, heirs, or legatees) shall exercise the option by delivering written notice to such effect to the Company. The date of repurchase (and the Applicable Event) shall be the last day of the fiscal year in which such written notice is received by the Company or such earlier date as the Company may select. The terms and conditions of the sale shall be the terms and conditions provided in Sections 6 and 7 of this Agreement. The Closing of the sale shall be made pursuant to Section 9 of this Agreement.

  Section 6. Terms and Conditions of Payments for Shares. The terms and conditions of payment for Shares upon the occurrence of Applicable Events described in Section 5 of this Agreement shall be as set forth in this Section 6 and Section 7. If an owner's legal interest in Shares is held by a voting trust, then the Company, as soon as practicable after the date of an Applicable Event, shall in writing notify the trustees of such voting trust that as of the date of the Applicable Event (assuming, in the case of Sections 5.1, 5.3, and 5.4, the exercise of an option) the Company is the beneficial owner of such Shares.

          Section 6.1 Sale Price. The sale price shall be equal to the number of Shares to be sold multiplied by the Per Share Book Value of the Shares as of the date of the Applicable Event. The Per Share Book Value of the Shares shall be determined pursuant to Section 8 of this Agreement. Subject to the limitations and conditions of Sections 6.2 through 6.5 below, the payment of the sale price shall be made in the following manner:

             (a) A payment at the date of the Closing, by the Company to the owner, or owners, of the Shares of an amount equal to the product of the number of Shares sold or to be sold which are owned by the person to whom the payment shall be made times the Per Share Book Value of the Shares as of the last day of the fiscal year next preceding the fiscal year in which occurs the date of the Applicable Event, plus interest on such payment at a rate per annum equal to an amount set by the Company (the "Adjustable Rate"), expressed in percentage terms and adjusted quarterly at the option of the Company (provided that the Adjustable Rate shall in no event be less than the Applicable Federal Rate for short term instruments (rounded upwards to the nearest one-hundredth) set forth in the Internal Revenue Code of 1986, or its successor), payable from the date of the Applicable Event to the date of payment;

             (b) If an amount equal to the product of the number of Shares to be sold times the Per Share Book Value of the Shares as of the date of the Applicable Event as determined under Section 8 of this Agreement exceeds the amount of the payment to be made in Subsection (a) above, a payment by the Company, within 60 days after the date that a final determination of the Per Share Book Value of the Shares is made pursuant to Section 8 of this Agreement, equal to the amount of such excess, plus interest thereon at a rate per annum equal to the Adjustable Rate (provided that the Adjustable Rate shall in no event be less than the Applicable Federal Rate for short term instruments (rounded upwards to the nearest one-hundredth) set forth in the Internal Revenue Code of 1986, or its successor), payable from the date of the Applicable Event to the date of payment;

             (c) If the amount of the payment made in Subsection (a) above exceeds an amount equal to the product of the number of Shares sold times the Per Share Book Value of the Shares as of the date of the Applicable

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          Event as determined under Section 8 of this Agreement, a payment shall be made by the owner, or owners, of the Shares to the Company within 60 days after the date that a final determination of the Per Share
          Book Value of the Shares is made pursuant to Section 8 of this Agreement in the amount of such excess, plus interest thereon at a rate per annum equal to the Adjustable Rate (provided that the Adjustable Rate shall in no event be less than the Applicable Federal Rate for short term instruments (rounded upwards to the nearest one-hundredth) set forth in the Internal Revenue Code of 1986, or its successor), payable from the date of the Applicable Event to the date of payment.

             (d) The Company may elect to make payments of the sale price in four equal installments, subject to the terms of Section 9 below. If the Company elects to make payment in installments, the first installment shall become due at the Closing and the remaining installments shall be due at equal intervals thereafter. Subject to the conditions of this Agreement, the final installment shall become due no later than three years after the date of Closing.

  In any case where the final determination of the Per Share Book Value shall have been made and the computation of the sale price requires the payment of an additional amount by the Company, the payment of such additional amount shall be made ratably with respect to each remaining installment payment, if any, becoming due after such determination is made.

  In any case where the final determination of the Per Share Book Value shall have been made and the computation of the sale price requires that payments be made by the owner, or owners, of the Shares to the Company, the Company may ratably reduce the remaining installment payments, if any, becoming due after the date such determination is made by the amount of payments due to the Company.

          Section 6.2 Net Income Limitation on Payments by Company. In any fiscal year when one or more persons shall be entitled to be paid by the Company for the purchase of Shares of the Company under an agreement or agreements similar in nature to or identical to this Agreement, if the total of the payments due all persons who have sold or are selling shares to the Company when added together exceed 50% of the consolidated net income of the Company during the previous fiscal year, then the following shall be the maximum amount required to be paid by the Company in such year on account of the purchase of the Shares by the Company from Stockholders or any Transferees.

             That proportion of 50% of the consolidated net income of the Company for the previous fiscal year which represents the ratio between the amount of the payment which would otherwise be due to the person selling the Shares under this Agreement during the year to the total amount of all payments which would otherwise be due from the Company to all persons from whom Shares are then being or theretofore have been purchased, without application of such 50% consolidated net income formula. The obligation of the Company to pay interest on the unpaid balance shall not be subject to the foregoing formula based on percentage of consolidated net income of the Company.

             Example: Assume in a given year on a 25% annual payment basis, Stockholder A is entitled to $2,000.00, Stockholder B is entitled to $3,000.00 and Stockholder C is entitled to $5,000.00. Assume 50% of the consolidated net income for the previous calendar year was only $5,000.00. In such event, the parties sharing pro rata would receive instead of their 25% payments:

          Stockholder A  .             $1,000.00
          Stockholder B  .             $1,500.00
          Stockholder C  .             $2,500.00

  The deferred balance of any payment resulting from the use of the 50% of consolidated net income formula shall be due in the next fiscal year, subject to subsequent deferral under this Section 6.2 and subject to the limitation stated in Section 6.5(b) hereof). Consolidated net income shall include the proportionate shares of net income of all

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subsidiaries and affiliates of the Company including those of which the Company owns less than 51%, even if such proportionate amount would not normally be included in consolidated net income under the application of generally accepted accounting principles.

          Section 6.3 Prepayments. The Company may prepay any payment or any part of any payment due to any person and the interest, if any, payable by the Company shall be reduced accordingly.

          Section 6.4 Withholding by Company of Part of Payments. The Company may withhold from payment 10% of the amount of any initial or partial payment until 60 days after the date on which the determination of the Per Share Book Value is made for the fiscal year in which the Applicable Event occurs.

          Section 6.5 Additional Terms on Installment Payments. Whenever under this Agreement the Company buys Shares from Stockholder on the installment basis referred to in Section 6.1(d) of this Agreement, the following further conditions and terms shall be applicable:

             (a) If part of the sale price remains unpaid after the date of the Applicable Event, the unpaid balance from time to time shall bear interest from the date of the Applicable Event at a rate per annum equal to the Adjustable Rate (provided that the Adjustable Rate shall in no event be less than the Applicable Federal Rate for short term instruments (rounded upwards to the nearest one-hundredth) set forth in the Internal Revenue Code of 1986, or its successor), payable at the time the next installment payment is due.

             (b) If the Company shall be in default in the making of any payment or performance of any obligation under this Agreement and such default shall continue for a period of 90 days following written notice of such default to the Company, Stockholder or his/her estate may enforce payment of the entire sale price, and shall have the right to declare the entire sale price of such Shares immediately due and payable, and to sue therefor.

          Section 6.6 Merger or Consolidation. In the event of a merger or consolidation of the Company, whether or not the Company is the surviving entity thereof, the owner, or owners, of the Shares agree that receipt, or the right to receive, the sale price (computed in accordance with Section
     6.1 hereof) for the Shares owned by such owner, or owners, shall be deemed the fair value of the Shares held by such owner, or owners, for purposes of appraisal rights, if any, under Section 262 of the Delaware General Corporation Law (or any successor statute) to which the owner or owners are entitled, whether such sale price is paid or payable in cash, securities on any other property, or any combination of the foregoing, as the Company's board of directors, in its absolute discretion, may determine. For purposes of this Section 6.6, in the event of a merger or consolidation of the Company, the effective date of such merger or consolidation shall be deemed the date of the Applicable Event.

  Section 7. Additional Conditions to Payments for Shares. The payment by the Company of the sale price of Shares purchased by the Company from Stockholder or any Transferee shall be subject to the additional terms and conditions stated in Sections 7.1 and 7.2.

          Section 7.1 Payments Contrary to Laws. The failure of the Company to make any payment when due, or at any time thereafter, if at such time or times the making of the payment by the Company would be contrary to any laws, rules, regulations, or executive orders shall not constitute a default by the Company under this Agreement, and the due date of any such payment shall be postponed until such time as such payment can lawfully be made by the Company.

          Section 7.2 Subordination to Creditors. It is expressly agreed that any obligation of the Company to purchase or pay for any Shares shall at all times be and remain subject to the terms of credit agreements or debt instruments to which the Company is party and subordinate to the rights of trade creditors, bank lenders, and other creditors of the Company.

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  Section 8. Per Share Book Value.

          Section 8.1 Determination. Per Share Book Value as of any date shall be determined by the Company. The determination by the Company of the Per Share Book Value shall be conclusive and final for purposes of this Agreement. In determining the Per Share Book Value, the Company shall employ audited financial statements in determining the Company's net income (subject to adjustments to net income made by the Company under Section 8.2).

          Section 8.2 Per Share Book Value. The Per Share Book Value as of any date shall equal the Starting Per Share Book Value plus or minus Per Share Book Value Changes through such date. The "Starting Per Share Book Value" shall equal (a) with respect to the Shares acquired by the Stockholder in connection with the mergers (as described in the Statement), the amount determined as of January 31, 2000 under and in accordance with the agreements previously in place at The Leo Group, Inc. or The MacManus Group, Inc., as applicable and (b) with respect to any Shares acquired by Stockholder after the date of this Agreement, the purchase price. "Per Share Book Value Changes" shall be calculated based on the consolidated net income (or loss) per Share of the Company from January 31, 2000 (or, in the case of Shares acquired after the date of this Agreement, the date of such acquisition) through the date of determination, but reduced by dividends and adjusted to eliminate (1) non-recurring items (net of taxes), including but not limited to gains or losses on sales of securities, real estate, business units or other assets outside the ordinary course of business, (2) any changes as a result of the application of purchase accounting to the mergers of The Leo Group, Inc. and The MacManus Group, Inc. into subsidiaries of the Company and (3) any charges arising from issuances or repurchases of equity at prices other than book value. Per Share Book Value Changes during any period of less than a full year shall be determined by pro ration (or another method selected by the Company).

  Section 9. Closing.   The Closing of any purchase of Shares by the Company
shall take place at the principal office of the Company within 60 days after the date of an Applicable Event at which time the owner, or owners, of the Shares (including the executor or administrator of the owner, if applicable) shall deliver a properly endorsed instrument of transfer for the Shares (and, if applicable, copies of letters testamentary showing the authority of the administrator or executor), and tender or pay for all documentary stamps required by the transfer.

  At the Closing and thereafter, the Company shall not be obligated to make any payment to any person if the Company shall not have received from such person an instrument of transfer properly endorsed by the person as the owner of the Shares or the representative of the owner of the Shares or the estate of the owner of the Shares and, if applicable, copies of letters testamentary and documentary stamps. If the conditions to the obligation of the Company to make payments have been met, and the Company shall fail to make any payment when such payment becomes due, the Company shall be obligated to pay interest at a rate per annum equal to the Adjustable Rate (provided that the Adjustable Rate shall in no event be less than the Applicable Federal Rate for short term instruments (rounded upwards to the nearest one-hundredth) set forth in the Internal Revenue Code of 1986, or its successor) upon the unpaid balance from time to time.

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

Section 10. Registration of Certain Transfers.

          Section 10.1 Prohibited Transfers. Neither the Company nor any person acting from time to time as the agent for the transfer or registration of the transfer of any Shares of the Company shall be required to record or effectuate any transfer of the Shares of the Company, if such transfer shall be a Prohibited Transfer or if such transfer is or would be a Permitted Transfer but any term or condition of this Agreement with respect to such transfer shall not have been fulfilled.

          Section 10.2 Sales to Transferees. No transfer shall be effective unless and until the Company shall have received from the transferor and the transferee such assurances, including the execution, acknowledgment under oath and delivery to the Company of any documents requested from such transferor and transferee as the Company shall deem desirable or necessary to verify the fact that the purchase price for the sale of the Shares shall not be different from the aggregate Per Share Book Value of the Shares as of the date of the transfer as determined in accordance with Section 8 of this Agreement. The Company agrees to furnish the transferor and transferee with statements of the Per Share Book Value of the Shares determined in the manner and at the time after the end of the fiscal year of the Company as contemplated for the determination of Per Share Book Value under Section 8 of this Agreement.

          Section 10.3 Stop Transfer Order. The Company has placed the following stop transfer order on the transfer register of the Company:

             "THE RIGHTS OF THE HOLDERS OF THE COMMON STOCK OF THE COMPANY ARE SUBJECT TO AND LIMITED BY THE TERMS AND CONDITIONS OF THE BDM, INC. STOCK PURCHASE AGREEMENT ("STOCK PURCHASE AGREEMENT"), A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY, TO THE TERMS AND CONDITIONS OF WHICH THE HOLDERS OF SUCH COMMON STOCK HAVE ASSENTED. THE STOCK PURCHASE AGREEMENT CONTAINS RESTRICTIONS ON TRANSFER OF THE COMMON STOCK. IN ADDITION, UPON THE OCCURRENCE OF CERTAIN "APPLICABLE EVENTS" AS DESCRIBED IN THE STOCK PURCHASE AGREEMENT, THE HOLDER'S OWNERSHIP OF SHARES OF COMMON STOCK SHALL BECOME CANCELED UPON THE BOOKS OF THE COMPANY, AND SUCH SHARES OF COMMON STOCK SHALL BE TRANSFERRED TO THE COMPANY AND THE RIGHTS OF THE HOLDER OF SUCH SHARES OF COMMON STOCK SHALL BE THOSE AS STATED IN THE STOCK PURCHASE AGREEMENT ENTERED INTO BY THE HOLDER OF SUCH SHARES OF COMMON STOCK OR HIS/HER PREDECESSORS IN TITLE."

             "THE COMMON STOCK OF THE COMPANY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAW. THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SHARES OF SUCH COMMON STOCK UNLESS SUCH SHARES OF COMMON STOCK ARE REGISTERED UNDER THE ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY HAS RECEIVED A SATISFACTORY LEGAL OPINION TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

Section 11. Restrictive Covenants.

          Section 11.1 While employed by any of the Companies, and for a period of one year after the termination of his or her employment with all of the Companies, the Stockholder agrees that he or she will not, directly or indirectly, own, operate, join, control, engage in or participate in the ownership, management, operation or control of, or serve as a director or employee of, or consultant to, any business, firm or corporation which is competitive with any business conducted by any of the Applicable Companies (as defined below). The foregoing shall not prohibit the Stockholder from owning 1% or less of the outstanding shares of a publicly traded company.

  The foregoing restriction shall not apply to any period after employment in the event that the Stockholder's employment is terminated by the Companies without Cause.

          Section 11.2 The Stockholder further agrees that while he or she is employed by any of the Companies and for a period of two years after the termination of his or her employment for any reason, the Stockholder will not, directly or indirectly:

             (i) attempt in any manner to solicit from any client of the Applicable Companies, except on behalf of the Companies, business of the type performed by the Companies or to persuade any person, firm or corporation which is a client of any of the Companies to cease to do business or to reduce the amount of business which any such client has customarily done or contemplates doing with the Companies, whether or not the relationship between the Companies and such client was originally established in whole or in part through the Stockholder's efforts; or

             (ii) render any services of the type rendered by the Applicable Companies to or for any client of the Applicable Companies unless such services are rendered as an employee or consultant of the Companies; or

             (iii) attempt to persuade or otherwise induce any employee of the Companies to terminate his or her employment with the Companies, or otherwise employ or attempt to employ or assist anyone else to employ any person who is then in the employ of the Companies, or who was in the employ of the Companies at any time during the then preceding one year period.

          Section 11.3 As used in Sections 11.1 and 11.2, the term "Applicable Companies" shall mean, at the time the Stockholder is employed by the Companies, each of the Companies then employing the Stockholder and/or for whom the Stockholder had provided services within the then immediately preceding one year period, and with respect to any period after the Stockholder's employment shall have terminated, each of the Companies which employed the Stockholder during the one year period immediately preceding the date of termination of Stockholder's employment, including any subsidiaries or divisions of such Companies; and the term "client" of an Applicable Company shall mean (A) anyone who is a client of any of the Applicable Companies at the date of termination of the Stockholder's employment or, if the Stockholder's employment shall not have terminated, at the time of the alleged prohibited conduct; (B) anyone who was a client of any of the Applicable Companies at any time during the one year period immediately preceding the date of termination of the Stockholder's employment or, if the Stockholder's employment shall not have terminated, during the one year period immediately preceding the alleged prohibited conduct; and (C) any prospective clients to whom any of the Applicable Companies had made a formal presentation (or similar offering of services) within a period of one year immediately preceding the date of such termination of employment or, if the Stockholder's employment shall not have terminated, during the one year period immediately preceding the alleged prohibited conduct.

          Section 11.4 The Stockholder also agrees that he or she will not, at any time (whether during the period of his or her employment with the Companies or at any time thereafter), disclose to anyone any confidential information of the Companies or any client of the Companies or utilize such confidential information for his or her own benefit, or for the benefit of third parties, and all memoranda, notes, records or other documents compiled by him or her or made available to him or her during his or her employment, if any, concerning the business of the Companies and/or their clients shall be the property of the Company and shall be delivered to the Company on the termination of the Stockholder's employment or at any other time upon request.

          Section 11.5 If the Stockholder commits a breach or is about to commit a breach of any of the foregoing provisions of this Section 11, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

          Section 11.6 The parties acknowledge that the type and periods of restriction imposed in the provisions of this Section 11 are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company. If any of the covenants in this Section 11, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained herein upon the courts of any state or other jurisdiction within the geographical scope of such covenants. In the event that the courts of any one or more of such states or jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states or jurisdictions within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

Section 12. Final Provisions.

          Section 12.1 Indemnity for Employment Taxes. Stockholder hereby agrees to indemnify and hold harmless the Company, The Leo Group, Inc., the MacManus Group, Inc., and all affiliates against the gross amount of any federal, state or local withholding or employment taxes, interest and additions to tax (excluding penalties) arising out of the treatment of the Shares or any predecessor shares, by any applicable federal, state or local tax authorities, as attributable to compensation to Stockholder taxable upon the actual or deemed receipt of consideration for such Shares in shares, cash or other property or the release of any restrictions on such Shares or any predecessors, and to file amended federal and state or local income tax returns in order to reflect such compensation income.

          Section 12.2 Survival of Covenants. The covenants, undertakings and indemnities herein shall survive the acquisition, transfer and repurchase of Shares hereunder.

          Section 12.3 Amendments. This Agreement may not be amended, modified, or discharged in whole or in part orally. No written amendment to this Agreement may be enforced against Stockholder, the Company, or any Transferee unless such amendment shall have been signed by Stockholder and by the Company or by the predecessor in interest of Stockholder or the Company.

          Section 12.4 Waivers. No party hereto shall be deemed to have waived any right hereunder unless such waiver is in writing and signed by the party claimed to have waived such right. No delay or omission in exercising any right hereunder shall operate as a waiver of such right or any other right. A waiver upon any one occasion shall not be considered as a waiver of any right or remedy on any future occasion.

          Section 12.5 Severability. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

          Section 12.6 Headings. The section headings and subsection headings used herein are used for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit, characterize or interpret any provisions of this Agreement.

          Section 12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A.

          Section 12.8 Benefit. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Company. The rights of Stockholder under this Agreement are personal to Stockholder and, except as otherwise expressly provided herein, Stockholder may not assign this Agreement, or sell, transfer, assign, pledge, hypothecate or otherwise dispose of any rights of Stockholder under this Agreement without the prior written and express consent of the Company to such assignment or disposition. All obligations of this Agreement shall be binding upon the heirs, representatives and estate of Stockholder and upon any person to whom a purported assignment is made.

          Section 12.9 Notice. Any notice, designation, consent, offer, acceptance or any other communication provided for herein shall be given in writing by registered mail with return receipt requested which mail shall be addressed in the case of the Company to its President and its Secretary at its principal office, and in the case of any Stockholder or Transferee, to his/her address appearing on the books of the Company or his/her residence or to such other address as may be designated by him/her.

          Section 12.10 Counterparts. This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

          Section 12.11 Entire Agreement. This Agreement supercedes all previous stock purchase agreements between The Leo Group, Inc. (or its predecessors), or The MacManus Group, Inc. (or its predecessors), on the one hand, and Stockholder, on the other hand, and any and all such previous agreements are hereby canceled and of no further force or effect.

          Section 12.12 Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that Stockholder's breach of any term or provision of this Agreement shall materially and irreparably harm the Company, that money damages shall accordingly not be an adequate remedy for any breach of the provisions of this Agreement by Stockholder and that the Company in its sole discretion and in addition to any other remedies it may have at law or in equity may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

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

     IN WITNESS WHEREOF the parties hereto have executed the Agreement as of the date first above written.


                                BDM, Inc.




                                By: /s/ Christian E. Kimball
                                   --------------------------------------------

                                Its: Chief Administrative OfficeR and Secretary
                                     ------------------------------------------



                                 _____________________________________________
                                  Signature of Stockholder

                                 Name
                                 -----
                                 Printed Name of Stockholder


                                 Stockholder Address of Residence:

                                 _____________________________________________

                                 _____________________________________________

                                 _____________________________________________

                                 _____________________________________________

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